Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL SECOND QUARTER 2020 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, February 5, 2020 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and graphics solutions, today announced results for the fiscal second quarter 2020.

Second Quarter 2020 Highlights

●	Sales of $82.4 million reflects success in demand-shaping initiatives
●	EPS of $0.07 vs. $(0.61) prior year; Adjusted EPS of $0.06 vs. $0.03 prior year
●	Net Income of $1.7 million compared to net loss of $(15.8) million last year
●	Adjusted Net Income of $1.6 million vs. $0.9 million prior year
●	Free Cash Flow of $13.8 million
●	Net Debt reduced to $9.2 million, a decrease of $29 million in the fiscal year
●	Announced agreement to sell the North Canton, Ohio facility

During the second quarter of fiscal 2020 the Company achieved improved earnings on lower sales, consistent with management’s continued transition toward a less commoditized, higher-value sales mix. Sales were $82.4 million, a decrease of 8% versus $89.5 million in the prior year period. Net Income was $1.7 million compared to a net loss of $(15.8) million in the same period of fiscal 2019. Earnings per diluted share were $0.07 versus a loss of $(0.61) for the prior year second quarter.

Second quarter adjusted net income was $1.6 million versus $0.9 million prior year. Adjusted earnings per share were $0.06 compared to $0.03 for the same quarter prior year. Fiscal second quarter adjusted operating earnings of $2.1 million increased 36% versus last year.

The Company generated free cash flow of $13.8 million in the second quarter, resulting in a further reduction of long-term debt during the period. At the end of the fiscal second quarter, LSI has net debt of $9.2 million, or 0.7x trailing twelve-month Adjusted EBITDA.

In January 2020, the Company announced a definitive agreement to sell a graphics manufacturing facility in North Canton, Ohio. Advancements in graphics technology and the Company’s improved operating productivity have reduced the quantity of floor space required by the business. Production at the existing facility will be relocated to a smaller, leased facility in the North Canton area. Under the terms of the agreement, the Company will receive approximately $8 million in gross cash proceeds. The transaction is expected to close by March 31, 2020.

The Company declared a regular cash dividend of $0.05 per share payable February 26, 2020 to shareholders of record on February 18, 2020.

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Management Commentary

James A. Clark, President and Chief Executive Officer commented, “During the fiscal second quarter, we continued to pivot away from low margin commodity business and focus on higher margin applications and solutions. Although this approach contributed to a near-term decline in total sales, both operating income and net income increased on a year-over-year basis in the period. The business continues to generate strong free cash flow from operations, positioning us to reduce net debt by nearly $30 million during the last twelve months. At the end of the quarter, total net debt was $9.2 million, the lowest level in approximately three years.

Execution of our change in commercial policy is evident in the Lighting Segment where we elected to exit a supply relationship with a low-margin retail account during the fiscal second quarter. While this unfavorably impacts sales short-term, the improved mix contributed to a 420 basis point improvement in the Lighting Segment gross margin rate in the quarter, resulting in increased adjusted operating income. We have made progress to replace this commodity business with higher value opportunities, as reflected by the recent win of several large orders received in the quarter that will ship throughout the second half of the fiscal year and into early fiscal 2021. Importantly, recent actions to align our manufacturing capacity and asset base with the demand of the business have positioned us to execute this transition while improving our financial performance.

New products are also important to our transition, and our updated lighting product roadmaps are beginning to deliver as we launched several key new products during the quarter. Some of our recent product launches include: the next generation Alliance high bay; new distribution area light; new controls platform and configuration app for mobile devices; Low Profile recessed troffer with Lutron Wireless Integral fixture control; field selectable Troffers; and Pole retro-fit kits. We are excited about the impact these products will have in the market during the coming quarters, and will continue to invest in innovative products and solutions.

Our Graphics Segment project pipeline remains strong, resulting in sales and operating income growth of 12% and 81% respectively. The Graphics segment has now reported nine consecutive quarters of year-over-year growth. We were awarded a four-year contract extension with ChevronTexaco during the quarter, one of our largest customers in the petroleum vertical. With a branded network of nearly 8,500 locations, ChevronTexaco continues to leverage LSI as a major provider of image-oriented graphic/lighting products and related services. The contract extension illustrates another example of the proven, long-term relationships we have with major petroleum customers and the innovative products and solutions that we provide.

As announced in January, we have entered into a definitive agreement to sell the North Canton Graphics manufacturing facility. The sale proceeds, retention of our valuable skilled workforce in North Canton, and improved productivity ensures we will continue to provide the innovation, quality, and service our customers expect from LSI.

Our goal to build a high performance organization continues with the addition of our new sales leader, Jeff Davis, as well as several other additions throughout the business. Jeff is a successful commercial executive in the construction and building products markets, with experience in both project and distribution environments. I look forward to Jeff’s sales leadership as we drive for profitable growth.

Our transformation continues, positioning the Company to gain share in select vertical markets, and generating profitable growth as we move forward. Our strong foundation, combined with accelerating innovation, more focused sales efforts, and enhanced service to our partners and customers, provide the blueprint to achieve success.”

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsi-industries.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13697858

Call Replay:	844-512-2921
Replay Passcode:	13697858

A replay of the conference call will be available between February 5, 2020 and February 19, 2020. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsi-industries.com.

ABOUT LSI INDUSTRIES

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions.  The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers.  LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation.  The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings.  LSI has approximately 1,200 employees at seven manufacturing plants in the United States, including its corporate headquarters and international subsidiaries.  Additional information about LSI is available at www.lsi-industries.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

INVESTOR CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Financial Highlights

Three Months Ended December 31			(Unaudited)	Six Months Ended December 31
2019	2018	% Change	(In thousands, except per share data)	2019	2018	% Change
$82,377	$89,541	-8%	Net Sales	$171,078	$174,498	-2%

1,760	(20,271)	n/m	Operating Income (Loss) as reported	8,599	(17,337)	n/m

276	1,033		Restructuring and plant closure costs (gains)	(4,312)	1,623
54	492		Severance costs	54	492
--	20,165		Goodwill Impairment	--	20,165
--	120		Transition and re-alignment costs	--	120

$2,090	$1,539	36%	Operating Income as adjusted	$4,341	$5,063	-14%

$1,743	$(15,782)	n/m	Net Income (Loss) as reported	$6,218	$(14,033)	n/m

$1,575	$875	80%	Net Income as adjusted	$2,601	$3,078	-15%

$0.07	$(0.61)	n/m	Earnings (Loss) per share as reported	$0.24	$(0.54)	n/m

$0.06	$0.03	100%	Earnings per share as adjusted	$0.10	$0.12	-17%

	(amounts in thousands)
	12/31/19	6/30/19
Working Capital	$51,598	$71,105
Total Assets	$187,361	$201,100
Long-Term Debt	$10,437	$39,541
Other Long-Term Liabilities	$11,310	$1,747
Shareholders' Equity	$123,913	$119,937

Second Quarter Fiscal 2020 Results

Net sales in the second quarter of fiscal 2020 were $82,377,000, down 8% from last year’s second quarter net sales of $89,541,000. Lighting Segment net sales of $53,436,000 decreased 16% and Graphics Segment net sales of $28,941,000 increased 12% from last year’s second quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $276,000 related to the realignment of its manufacturing footprint at its Houston, Texas facility. The realignment occurred as the result of the movement of equipment related to the closure of the New Windsor, New York facility along with preparations to receive additional equipment resulting from the relocation of its North Canton, Ohio facility. The Company also recorded $54,000 of severance costs. Fiscal 2020 second quarter net income of $1,743,000, or $0.07 per share, compares to fiscal 2019 second quarter net loss of $(15,782,000) or $(0.61) per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

First Half Fiscal 2020 Results

Net sales in the first half of fiscal 2020 were $171,078,000, down 2% from last year’s first half net sales of $174,498,000. Lighting Segment net sales of $116,627,000 decreased 7% while Graphics Segment net sales of $54,451,000 increased 10% from last year’s first half net sales. The Company recorded pre-tax restructuring and plant closure net (gains) of $(4,312,000) related to the closure of its New Windsor, New York facility as well as costs incurred related to the realignment of its manufacturing footprint at its Houston, Texas facility. The realignment occurred as the result of the movement of equipment related to the closure of the New Windsor facility along with preparations to receive additional equipment resulting from the relocation of its North Canton, Ohio facility. The Company also recorded $54,000 of severance costs. The fiscal 2020 first half net income of $6,218,000 or $0.24 per share, compares to the fiscal 2019 first half net loss of $(14,033,000) or $(0.54) per share. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at December 31, 2019 included current assets of $93.3 million, current liabilities of $41.7 million and working capital of $51.6 million, which includes cash of $1.2 million. The current ratio was 2.2 to 1. The balance sheet also included shareholders’ equity of $123.9 million and $10.4 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2020 payable February 26, 2020 to shareholders of record as of the close of business on February 18, 2020. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and six months ended December 31, 2019 and 2018. Operating income, net income and earnings per share, which exclude the impact of restructuring and plant closure costs, severance costs, goodwill impairment charges, and transition and re-alignment costs are non-GAAP financial measures. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Also included in this press release are non-GAAP financial measures including Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA) and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated along with the calculation of EBIDTA, Adjusted EBITDA and Free Cash Flow.

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Three Months Ended					Six Months Ended
December 31					December 31
2019		2018		(In thousands, except per share data)	2019		2018
	Diluted EPS		Diluted EPS	Reconciliation of net income (loss) to adjusted net income		Diluted EPS		Diluted EPS
$1,743	$0.07	$(15,782)	$(0.61)	Net Income (Loss) as reported	$6,218	$0.24	$(14,033)	$(0.54)

223	$0.01	817	0.03	Restructuring and plant closure (gains) costs	(3,226)	(0.12)	1,271	0.05

44	--	385	0.01	Severance costs	44	--	385	0.01

--	--	15,361	0.60	Goodwill Impairment	--	--	15,361	0.60

--	--	94	--	Transition and re-alignment costs	--	--	94	--

				Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes

(435)	$(0.02)	--	--		(435)	(0.02)	--	--

$1,575	$0.06	$875	$0.03	Net Income adjusted	$2,601	$0.10	$3,078	$0.12

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Three Months Ended			(Unaudited; In thousands)	Six Months Ended
December 31			EBITDA	December 31
2019	2018	% Change		2019	2018	% Change
$1,760	$(20,271)	-109%	Operating Income (Loss) as reported	$8,599	$(17,337)	-150%

2,152	2,592		Depreciation and Amortization	4,551	5,235
$3,912	$(17,679)	n/m	EBITDA	$13,150	$(12,102)	n/m

Three Months Ended			(Unaudited; In thousands)	Six Months Ended
December 31			Adjusted EBITDA	December 31
2019	2018	% Change		2019	2018	% Change
$2,090	$1,539	36%	Operating Income as adjusted	$4,341	$5,063	-14%

2,152	2,592		Depreciation and Amortization	4,551	5,235
$4,242	$4,131	3%	Adjusted EBITDA	$8,892	$10,298	-14%

Three Months Ended			(Unaudited; In thousands)	Six Months Ended
December 31			Free Cash Flow	December 31
2019	2018	% Change		2019	2018	% Change
$14,544	$5,440	167%	Cash Flow From Operations	$20,903	$7,628	174%

--	--		Proceeds from Sale of Facility	12,332	--

(764)	(931)		Capital Expenditures	(1,119)	(1,579)
$13,780	$4,509	206%	Free Cash Flow	$32,116	$6,049	431%

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Condensed Consolidated Statements of Operations

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2019	2018	(In thousands, except per share data)	2019	2018
$82,377	$89,541	Net Sales	$171,078	$174,498

62,136	69,486	Cost of Products Sold	128,724	133,027
277	376	Restructuring Costs	535	531
-	23	Severance Costs	-	23

19,964	19,656	Gross Profit	41,819	40,917

18,151	19,148	Selling and Administrative Costs	38,013	37,475
(1)	25	Restructuring Costs	(4,847)	25
54	469	Severance Costs	54	469
-	20,165	Goodwill Impairment	-	20,165
-	120	Transition and re-alignment costs	-	120

1,760	(20,271)	Operating Income (Loss)	8,599	(17,337)

142	615	Interest Expense, net	655	1,133

1,618	(20,886)	Income (Loss) Before Taxes	7,944	(18,470)

(125)	(5,104)	Income Tax	1,726	(4,437)

$1,743	$(15,782)	Net Income (Loss)	$6,218	$(14,033)

		Weighted Average Common Shares Outstanding
26,280	26,083	Basic	26,257	26,058
26,534	26,083	Diluted	26,364	26,058

		Income (Loss) Per Share
$0.07	$(0.61)	Basic	$0.24	$(0.54)
$0.07	$(0.61)	Diluted	$0.24	$(0.54)

LSI Industries Inc. Fiscal 2020 and Second Quarter Results

February 5, 2020

Condensed Balance Sheet

	(amounts in thousands)
	12/31/19	6/30/19
Current Assets (Less Assets Held for Sale)	$93,299	$103,468
Assets Held for Sale	--	7,512
Property, Plant and Equipment, net	29,851	31,976
Other Assets	64,211	58,144
Total Assets	$187,361	$201,100

Current Liabilities	$41,701	$39,875
Long-Term Debt	10,437	39,541
Other Long-Term Liabilities	11,310	1,747
Shareholders' Equity	123,913	119,937
	$187,361	$201,100